KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2007 FOURTH QUARTER AND YEAR RESULTS

•	2007 fourth quarter earnings per share were $.64, a 45% increase compared with $.44 earned in the 2006 fourth quarter

•	2007 year earnings per share were $2.29, a 28% increase compared with $1.79 earned in the 2006 year

•	2008 first quarter earnings per share guidance is $.57 to $.62 versus $.46 earned in the 2007 first quarter

•	2008 year earnings per share guidance is $2.55 to $2.70 versus $2.29 earned in the 2007 year

Houston, Texas (January 30, 2008)– Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the fourth quarter ended December 31, 2007 of $34.4 million, or $.64 per share, compared with net earnings of $23.4 million, or $.44 per share, for the 2006 fourth quarter.  Kirby’s initial published 2007 fourth quarter earnings guidance range was $.57 to $.62 per share, which was revised to exceed $.62 per share on January 14.  Consolidated revenues for the 2007 fourth quarter were a record $307.9 million, an increase of 22% over the $251.4 million reported for the 2006 fourth quarter.

“The record fourth quarter marked the 16th consecutive quarter that our earnings exceeded the same quarter of the previous year,” said Joe Pyne, Kirby’s President and Chief Executive Officer.  “Strong demand continued in all of the marine transportation markets Kirby services.  Our fleet of tank barges and towboats remained essentially fully utilized and pricing for our services remained consistent with the first nine months of 2007.  We did experience an increase in delay days and a corresponding decrease in efficiency caused by typical poor operating conditions during the 2007 fourth quarter.”

Mr. Pyne further commented, “Our diesel engine services segment continued to experience strong demand for service work and parts sales in our medium-speed markets, with some seasonal slowdown in demand in our high-speed service.  The segment continued to benefit from high labor utilization, higher service rates and parts pricing implemented during 2006 and 2007, and from accretive acquisitions completed during 2006 and 2007.”

Kirby reported record net earnings for the 2007 year of $123.3 million, or $2.29 per share, compared with $95.5 million, or $1.79 per share, for 2006.  Consolidated revenues for the 2007 year were a record $1.17 billion, a 19% increase compared with $984.2 million for 2006.

Segment Results – Marine Transportation

Marine transportation revenues and operating income for the 2007 fourth quarter increased 23% and 40%, respectively, compared with the fourth quarter of 2006.  For the 2007 year, marine transportation revenues and operating income increased 15% and 28%, respectively, compared with 2006.  The higher results for both 2007 periods reflected continued strong demand in all of Kirby’s transportation markets:   petrochemical, black oil, refined products and agricultural chemicals.  The marine transportation operating margin was 21.8% for the 2007 fourth quarter compared with 19.0% for the 2006 fourth quarter and 21.1% for the 2007 year compared with 19.0% for 2006.  The higher operating margins reflected the strong demand, higher rates on contract renewals and spot market pricing, rate escalators on a number of multi-year contracts and continued improvement in vessel personnel and towboat availability, partially offset by increased delay days caused by winter weather conditions and low water levels during 2007 compared with 2006 periods.

Segment Results – Diesel Engine Services

The diesel engine services revenues and operating income for the 2007 fourth quarter increased 21% and 41%, respectively, compared with the 2006 fourth quarter.  For the 2007 year, diesel engine services revenues and operating income increased 38% and 44% compared with 2006.   The results for both 2007 periods reflected the accretive acquisitions of Global Power Holding Company in June 2006, Marine Engine Specialists, Inc. in July 2006, and Saunders Engine and Equipment Company, Inc. in July 2007, all high-speed diesel engine service companies.  The diesel engine services operating margin was 15.6% for the 2007 fourth quarter compared with 13.4% for the 2006 fourth quarter and 15.6% for the 2007 year compared with 14.9% for 2006.  The diesel segment benefited from continued strong markets, high labor utilization, higher service rates and parts pricing implemented during 2006 and 2007, and from the accretive acquisitions noted above.

Outlook

Commenting on the 2008 first quarter and year, Mr. Pyne said, “We expect our marine transportation business levels to remain strong and anticipate continued favorable contract and spot market rate increases.  Business levels in our diesel engine services markets are anticipated to remain strong.  For the 2008 first quarter, our earnings guidance is $.57 to $.62 per share compared with $.46 per share for the 2007 first quarter.  For the 2008 year, our guidance range is $2.55 to $2.70 per share compared with 2007 net earnings of $2.29 per share.  Our capital spending guidance for 2008 is $150 to $160 million, which includes approximately $80 million for the construction of new tank barges and towboats.”

Conference Call

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 31, 2008, to discuss the 2007 fourth quarter and year performance as well as the outlook for the 2008 first quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 31, through 5:00 p.m. central time on Friday, February 29, by dialing 800-642-1687 for domestic and 706-645-9291 for international callers.  The conference ID number is 30012970.  The conference call can also be accessed by visiting Kirby’s website at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/340885/.  A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings is included in this press release.

This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2006 and 2005 years and quarters are available at Kirby’s web site, www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2007	2006 (1)	2007	2006
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$248,695	$202,665	$928,834	$807,216
Diesel engine services	59,155	48,746	243,791	177,002
	307,850	251,411	1,172,625	984,218
Costs and expenses:
Costs of sales and operating expenses	192,882	160,747	735,427	631,334
Selling, general and administrative	30,665	28,128	121,952	107,728
Taxes, other than on income	3,533	2,947	13,159	12,826
Depreciation and amortization	20,642	17,102	80,916	64,396
Loss (gain) on disposition of assets	(148)	(239)	383	(1,436)
	247,574	208,685	951,837	814,848

Operating income	60,276	42,726	220,788	169,370
Equity in earnings of marine affiliates	41	66	266	707
Other expense	(256)	(217)	(938)	(674)
Interest expense	(4,458)	(4,696)	(20,284)	(15,201)

Earnings before taxes on income	55,603	37,879	199,832	154,202
Provision for taxes on income	(21,251)	(14,432)	(76,491)	(58,751)

Net earnings	$34,352	$23,447	$123,341	$95,451

Net earnings per share of common stock:
Basic	$.65	$.45	$2.33	$1.82
Diluted	$.64	$.44	$2.29	$1.79
Common stock outstanding (in thousands):
Basic	53,123	52,610	52,978	52,476
Diluted	53,925	53,410	53,764	53,304

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2007	2006 (1)	2007	2006
	(unaudited, $ in thousands except per share amounts)
EBITDA: (2)
Net earnings	$34,352	$23,447	$123,341	$95,451
Interest expense	4,458	4,696	20,284	15,201
Provision for taxes on income	21,251	14,432	76,491	58,751
Depreciation and amortization	20,642	17,102	80,916	64,396
	$80,703	$59,677	$301,032	$233,799

Capital expenditures	$41,056	$29,015	$164,083	$139,129
Acquisitions of businesses and marine equipment	$5,419	$4,486	$67,185	$143,911

	December 31,
	2007	2006
	(unaudited, $ in thousands)
Long-term debt, including current portion	$297,383	$310,362
Stockholders’ equity	$769,830	$631,995
Debt to capitalization ratio	27.9%	32.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2007	2006 (1)	2007	2006
	(unaudited, $ in thousands)

Marine transportation revenues	$248,695	$202,665	$928,834	$807,216

Costs and expenses:
Costs of sales and operating expenses	151,470	126,069	562,769	506,353
Selling, general and administrative	20,658	19,320	82,454	75,326
Taxes, other than on income	3,287	2,850	12,188	12,003
Depreciation and amortization	19,111	15,846	75,311	60,309
	194,526	164,085	732,722	653,991

Operating income	$54,169	$38,580	$196,112	$153,225

Operating margins	21.8%	19.0%	21.1%	19.0%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2007	2006	2007	2006
	(unaudited, $ in thousands)

Diesel engine services revenues	$59,155	$48,746	$243,791	$177,002

Costs and expenses:
Costs of sales and operating expenses	41,412	34,678	172,658	124,971
Selling, general and administrative	7,116	6,515	28,196	22,665
Taxes, other than income	218	170	856	513
Depreciation and amortization	1,157	841	4,133	2,479
	49,903	42,204	205,843	150,628

Operating income	$9,252	$6,542	$37,948	$26,374

Operating margins	15.6%	13.4%	15.6%	14.9%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2007	2006	2007	2006
	(unaudited, $ in thousands)

General corporate expenses	$3,293	$2,635	$12,889	$11,665
Loss (gain) on disposition of assets	$(148)	$(239)	$383	$(1,436)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2007	2006	2007	2006

Ton Miles (in millions) (3)	4,206	3,713	16,716	15,649
Revenue/Ton Mile (cents/tm) (4)	5.7	5.2	5.3	4.9
Towboats operated (average) (5)	258	243	253	241
Delay Days (6)	2,311	2,440	8,157	7,489
Average cost per gallon of fuel consumed	$2.49	$1.79	$2.10	$1.93
Tank barges:
Active			913	904
Inactive			53	54
Barrel capacities (in millions):
Active			17.3	17.0
Inactive			.9	1.0

(1)
In the 2007 first quarter, Kirby adopted Financial Accounting Standards Board Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”  The guidance prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in interim and annual financial reporting periods because an obligation has not occurred and therefore a liability should not be recognized.  The adoption resulted in the recast of Kirby’s 2006 quarterly results, reducing the first quarter net earnings by $69,000, increasing the second quarter by $310,000, increasing the third quarter by $250,000, and decreasing the fourth quarter by $491,000.  The recast reduced the 2006 first quarter diluted earnings per share by $.01 to $.42, had no impact on the second and third quarter diluted earnings per share, and reduced the fourth quarter diluted earnings per share by $.01 per share.  The adoption had no impact on Kirby’s annual financial statements.

(2)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2007 inland marine revenues of $239,880,000 divided by 4,206,000,000 marine transportation ton miles = 5.7 cents.
(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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